EXHIBIT 21

               EQUITABLE RESOURCES, INC. AND SUBSIDIARY COMPANIES
                             AS OF DECEMBER 31, 1998


EQT Capital Corporation
Equitable Energy, L.L.C.
Equitable Power Services Company
Equitable Production Company
Equitrans, L.P.
EREC Canada Ltd.
EREC Nevada, Inc.
EREC Properties. L.L.C.
ERI Global Partners, Inc.
ERI Holdings
ERI Holdings II ERI  Investments,  Inc. ERI JAM, LLC ERI Power Services Canada
Ltd.
ERI Providence, L.L.C.
ERI Services Canada Ltd.
ERI Services, Inc.
ERI Services (St. Lucia) Limited
ET Avoca Company
ET Blue Grass Company
420 Energy Investments, Inc.
IEC Hunterdon, Inc.
IEC Management Services, Inc.
IEC Montclair, Inc.
IEC Plymouth, Inc.
Independent Energy Corporation
Independent Energy Finance Corporation
Independent Energy Operations, Inc.
Kentucky West Virginia Gas Company, L.L.C.
Nora Transmission Company
Northeast Energy Services, Inc.
Three Rivers Pipeline Corporation